Exhibit (h)(vi)

Cohen & Steers

May 25, 2022

FUND OF FUNDS INVESTMENT AGREEMENT

THIS AGREEMENT, dated as of May 25, 2022, between Schwab Capital Trust and Schwab Annuity Portfolios (collectively, the “Schwab Trust”), each a business trust organized under the laws of the Commonwealth of Massachusetts, each on behalf of its series identified on Schedule A, severally and not jointly (each, an “Acquiring Fund”), and the registered investment companies advised by Cohen & Steers Capital Management, Inc., each identified on Schedule B, severally and not jointly (each, an “Acquired Fund”).

WHEREAS, each Acquiring Fund and each Acquired Fund is registered with the U.S. Securities and Exchange Commission (“SEC”) as an investment company under the Investment Company Act of 1940, as amended, (the “1940 Act”);

WHEREAS, Section 12(d)(1)(A) of the 1940 Act limits the extent to which a registered investment company may invest in shares of other registered investment companies, Section 12(d)(1)(B) limits the extent to which a registered investment company, its principal underwriter or registered brokers or dealers may knowingly sell shares of such registered investment company to other investment companies, and Section 12(d)(1)(C) limits the extent to which an investment company may invest in the shares of a registered closed-end investment company;

WHEREAS, Rule 12d1-4 under the 1940 Act (the “Rule”) permits registered investment companies, such as the Acquiring Funds, to invest in shares of other registered investment companies, such as the Acquired Funds, in excess of the limits of Section 12(d)(1) of the 1940 Act subject to compliance with the conditions of the Rule; and

WHEREAS, an Acquiring Fund may, from time to time, invest in shares of one or more Acquired Funds in excess of the limitations of Section 12(d)(1)(A) in reliance on the Rule;

NOW THEREFORE, in accordance with the Rule, the Acquiring Funds and the Acquired Funds desire to set forth the following terms pursuant to which the Acquiring Funds may invest in the Acquired Funds in reliance on the Rule.

1.	Terms of Investment

(a) In order to help reasonably address the risk of undue influence on an Acquired Fund by an Acquiring Fund, and to assist the Acquired Fund’s investment adviser with making the required findings under the Rule, each Acquiring Fund and each Acquired Fund agree as follows:

(i) In-kind redemptions. The Acquiring Fund acknowledges and agrees that, if and to the extent consistent with the Acquired Fund’s registration statement, as amended from time to time, the Acquired Fund may honor any redemption request partially or wholly in-kind.

(ii) Advance notice of redemptions. The Acquiring Fund will use reasonable efforts to spread large redemption requests (greater than 2% of the Acquired

Fund’s total outstanding shares) over multiple days or to provide advance notification of redemption requests to the Acquired Fund(s) whenever practicable and consistent with the Acquiring Fund’s best interests. The Acquired Fund acknowledges and agrees that any notification provided pursuant to the foregoing is not a commitment to redeem and constitutes an estimate that may differ materially from the amount, timing and manner in which a redemption request is submitted, if any.

(iii) Scale of investment. The Acquiring Fund and its “advisory group”, as such term is defined in the Rule, shall not control (individually or in the aggregate) an Acquired Fund. Upon a reasonable request by an Acquired Fund, the Acquiring Fund will provide summary information regarding the anticipated timeline of its investment in the Acquired Fund and the scale of its contemplated investments in the Acquired Fund. The Acquiring Fund shall provide reasonable advance notice of its intent to purchase or otherwise acquire securities issued by an Acquired Fund in excess of the limits in Section 12(d)(1)(A)(i) of the 1940 Act.

(iv) Passive Investment Intent. The Acquiring Fund and its “advisory group”, as such term is defined in the Rule are only permitted to hold securities of an Acquired Fund in the ordinary course of business that were not acquired and are not held for the purpose of changing or influencing the management or policies of the Acquired Fund.

(v) Voting. To the extent required by Rule 12d1-4, the Acquiring Fund and its “advisory group”, as such term is defined in the Rule, shall vote its securities held of the Acquired Fund in the same proportion as the vote of all other holders of such securities.

(b) In order to assist the Acquiring Fund’s investment adviser with evaluating the complexity of the structure and fees and expenses associated with an investment in an Acquired Fund, each Acquired Fund shall provide each Acquiring Fund with information on the fees and expenses of the Acquired Fund reasonably requested by the Acquiring Fund with reference to the Rule. In accordance with the foregoing and in recognition of each Acquired Fund’s obligations regarding disclosure of material nonpublic information under applicable laws, rules and regulations, including without limitation Regulation FD, the Acquiring Fund and Acquired Fund agree that the information on the fees and expenses of each Acquired Fund shall be provided through delivery of or access to publicly available documents.

2.	Representations of the Acquired Funds

In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquired Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to Acquired Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquiring Fund if such Acquired Fund fails to comply with the Rule with respect to an investment by the Acquiring Fund, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement.

3.	Representations of the Acquiring Funds.

(a)

In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquiring Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to Acquiring Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquired Fund if such Acquiring Fund fails to comply with the Rule with respect to its investment in such Acquired Fund, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement.

(b)

The Acquiring Fund represents, warrants, certifies, covenants and agrees that any securities of the Acquired Fund held or to be held by it, or its “advisory group” (as such term is defined in the Rule), are held or will be held in the ordinary course of business and that such securities were not and will not be acquired and are not and will not be held for the purpose of changing or influencing the management or policies of the Acquired Fund.

4.	Indemnification

(a) Each Acquiring Fund agrees to hold harmless and indemnify an Acquired Fund, including any directors or trustees, officers, employees and agents, against and from any and all losses, expenses or liabilities incurred by or claims or actions (“Claims”) asserted against the Acquired Fund, including any directors or trustees, officers, employees and agents, to the extent such Claims result from a violation or alleged violation by the Acquiring Fund of any provision of this Agreement, such indemnification to include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending such Claims.

(b) Each Acquired Fund agrees to hold harmless and indemnify an Acquiring Fund, including any directors or trustees, officers, employees and agents, against and from any Claims asserted against the Acquiring Fund, including any directors or trustees, officers, employees and agents, to the extent such Claims result from a violation or alleged violation by the Acquired Fund of any provision of this Agreement, such indemnification to include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending such Claims.

5.	Notices

All notices, including all information that either party is required to provide under the terms of this Agreement and the Rule, shall be in writing and shall be delivered by registered or overnight mail, or electronic mail to the address for each party specified below.

If to the Acquiring Fund:	If to the Acquired Fund:

Mark Fischer	Dana A. DeVivo
Chief Financial Officer	Cohen & Steers Capital Management, Inc.
Schwab Capital Trust
Schwab Annuity Portfolios	280 Park Ave, Fl. 10
211 Main Street	New York, NY 10017
San Francisco, CA 94105	Email: fundlegalgroup@cohenandsteers.com
Email: mark.d.fischer@schwab.com

With a copy to:	With a copy to:

Chief Counsel	Fund Legal Group
Charles Schwab Investment Management, Inc.	280 Park Ave, Fl. 10
New York, NY 10017
211 Main Street	Email: fundlegalgroup@cohenandsteers.com
San Francisco, CA 94105

6.	Term and Termination; Assignment; Amendment; Governing Law

(a) This Agreement shall be effective for the duration of the Acquired Funds’ and the Acquiring Funds’ reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time. While the terms of the Agreement shall only be applicable to investments in Funds made in reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time, the Agreement shall continue in effect until terminated pursuant to Section 6(b). Notwithstanding any provision of this Agreement to the contrary, the obligations set forth in Section 3(b) hereof shall apply as of and beginning on the date hereof, and shall continue in effect for the term of this Agreement and thereafter as set forth in Section 6(c) hereof, regardless of whether the Acquiring Fund has made an investment in an Acquired Fund in reliance on the Rule.

(b) This Agreement shall continue until terminated in writing by either party upon 60 days’ notice to the other party. Upon termination of this Agreement, the Acquiring Fund may not purchase additional shares of the Acquired Fund beyond the Section 12(d)(1)(A) limits in reliance on the Rule. For purposes of clarity, upon termination of the Agreement, the Acquiring Fund shall not be required to reduce its holdings of the respective Acquired Fund otherwise than in accordance with Section 6(c). Termination of this Agreement with respect to a particular Acquired Fund shall not terminate the Agreement as to other Acquired Funds that are parties hereto.

(c)

If this Agreement is terminated pursuant to Section 6(b) hereof with respect to an Acquiring Fund and corresponding Acquired Fund, the obligations set forth in Section 1(a)(iv), Section 1(a)(v) and Section 3(b) of the respective Acquiring Fund shall survive and remain continuing obligations of such Acquiring Fund so long as the Acquiring Fund holds voting securities of the applicable Acquired Fund.

(d)	This Agreement may not be assigned by either party without the prior written consent of the other.

(e) This Agreement may be amended only by a writing that is signed by each affected party.

(f) This Agreement will be governed by the laws of the Commonwealth of Massachusetts without regard to its choice of law principles.

(g) In any action involving the Acquiring Funds under this Agreement, each Acquired Fund agrees to look solely to the individual Acquiring Fund(s) involved in the matter in controversy and not to any other series of the Acquiring Funds.

(h) In any action involving the Acquired Funds under this Agreement, each Acquiring Fund agrees to look solely to the individual Acquired Fund(s) that involved in the matter in controversy and not to any other series of the Acquired Funds.

(i) Schwab Trust Liability. A copy of the Declaration of Trust of the Schwab Trust, as amended, is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that no trustee, officer, employee, agent, employee or shareholder of the Schwab Trust or Acquiring Fund(s) shall have any personal liability under this Agreement, and that this Agreement is binding only upon the assets and property of the Schwab Trust.

(j) The Acquiring Fund and the Acquired Funds may file a copy of this Agreement with the SEC or any other regulatory body if required by applicable law.

7.	Use of Name; Miscellaneous

(a) The Acquired Fund(s) hereby consents to the following information being included in the Acquiring Funds’ disclosure documents, shareholder communications, advertising, sales literature and similar communications: (a) the Acquired Fund’s name and the names of their affiliates and (b) a description of the Acquired Fund’s investment strategy and risks. No Acquired Fund shall use the name or any trade name, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof of the Schwab Trust, an Acquiring Fund or any of their affiliates in its marketing materials unless it first receives prior written approval of the relevant Acquiring Fund and such Acquiring Fund’s investment adviser.

(b) It is understood that the name of each party to this Agreement, and any derivatives thereof or logos associated with that name is the valuable property of the party in question and/or its affiliates, and that each other party has the right to use such names pursuant to the relationship created by this Agreement only so long as this Agreement shall continue in effect. Upon termination of this Agreement, the parties shall forthwith cease to use the names of the other parties (or any derivative or logo) as appropriate and to the extent that continued use is not required by applicable laws, rules and regulations.

(c) Counterparts. This Agreement may be executed in two or more counterparts, each of which is deemed an original but all of which together constitute one and the same instrument.

(d) Severability. If any provision of this Agreement is determined to be invalid, illegal, in conflict with any law or otherwise unenforceable, the remaining provisions hereof will be considered severable and will not be affected thereby, and every remaining provision hereof will remain in full force and effect and will remain enforceable to the fullest extent permitted by applicable law.

(e) Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior written or oral and all contemporaneous oral agreements, understandings and negotiations.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SCHWAB CAPITAL TRUST

SCHWAB ANNUITY PORTFOLIOS, on behalf of each of the Acquiring Funds listed on Schedule A, Severally and Not Jointly

Signature:	/s/ Mark Fischer
Name:	Mark Fischer
Title:	CFO

COHEN & STEERS CAPITAL MANAGEMENT, INC., on behalf of each of the Acquired Funds listed on Schedule B, Severally and Not Jointly

Signature:	/s/ Francis C. Poli
Name:	Francis C. Poli
Title:	Executive Vice President, General Counsel and Secretary

SCHEDULE A

Acquiring Funds

Schwab Capital Trust

Schwab Balanced Fund

Schwab MarketTrack All Equity Portfolio

Schwab MarketTrack Balanced Portfolio

Schwab MarketTrack Conservative Portfolio

Schwab MarketTrack Growth Portfolio

Schwab Monthly Income Fund - Enhanced Payout

Schwab Monthly Income Fund - Maximum Payout

Schwab Monthly Income Fund - Moderate Payout

Schwab Target 2010 Fund

Schwab Target 2015 Fund

Schwab Target 2020 Fund

Schwab Target 2025 Fund

Schwab Target 2030 Fund

Schwab Target 2035 Fund

Schwab Target 2040 Fund

Schwab Target 2045 Fund

Schwab Target 2050 Fund

Schwab Target 2055 Fund

Schwab Target 2060 Fund

Schwab Target 2065 Fund

Schwab Target 2010 Index Fund

Schwab Target 2015 Index Fund

Schwab Target 2020 Index Fund

Schwab Target 2025 Index Fund

Schwab Target 2030 Index Fund

Schwab Target 2035 Index Fund

Schwab Target 2040 Index Fund

Schwab Target 2045 Index Fund

Schwab Target 2050 Index Fund

Schwab Target 2055 Index Fund

Schwab Target 2060 Index Fund

Schwab Target 2065 Index Fund

Schwab Annuity Portfolios

Schwab VIT Balanced Portfolio

Schwab VIT Balanced with Growth Portfolio

Schwab VIT Growth Portfolio

SCHEDULE B

Acquired Funds

Cohen & Steers Preferred Securities and Income Fund, Inc.

Cohen & Steers Realty Shares, Inc.

Cohen & Steers Global Realty Shares, Inc.